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                                                                    EXHIBIT 12.1


                           Cherokee International, LLC
                Calculation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)

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                                                                                    Nine Months       Three Months
                                                                                      Ended               Ended
                                           Year Ended December 31                   December 31,         March 31,
                              ------------------------------------------------     ---------------     -----------
                                2000          1999         1998         1997           1996               1996
Earnings

 Income before                $ 11,695      $16,552      $23,900      $18,538          $7,614             $644
   Income taxes
 Fixed charges                  17,424       11,294          860        1,504           1,953              211
                              ---------    ---------    ---------    ---------       ---------           ------

    Total Earnings            $ 29,119      $27,846      $24,760      $20,042          $9,567             $855
                              =========    =======================================================================

Fixed Charges

  Interest                    $ 16,779      $10,675         $373        $1,065         $1,638              $152

  Implicit rental                  645          619          487           439            315                59
    Interest expense
                              ---------     --------     ---------    --------        ------              ----
      Total Fixed Charges     $ 17,424      $11,294         $860        $1,504         $1,953              $211
                              =========    =======================================================================

Ratio of Earnings to Fixed
  Charges                          1.7x         2.5x        28.8x         13.3x           4.9x             4.1x
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